Exhibit 99.1

1155 Battery Street, San Francisco, CA 94111
Investor Contact:	Allison Malkin
Integrated Corporate Relations, Inc.
(203) 682-8200

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317
LEVI STRAUSS & CO. ANNOUNCES THIRD-QUARTER FINANCIAL RESULTS
SAN FRANCISCO (October 10, 2006) — Levi Strauss & Co. (LS&CO.) today announced financial results for the third quarter ended August 27, 2006 and filed its third-quarter 2006 Form 10-Q with the Securities and Exchange Commission.
Net revenues for the third quarter were $1,023 million compared to $1,037 million for the same quarter in 2005, an approximately 1 percent decrease on a reported basis and a 2 percent decrease on a constant-currency basis. The change in net revenue primarily reflects lower U.S. Levi Strauss Signature® and Asia Pacific sales, partially offset by increased U.S. Dockers® sales.
Net income for the third quarter increased 29 percent to $49 million compared to $38 million in the same quarter of 2005. The improvement reflects a 14 percent increase in operating income, primarily driven by a $29 million benefit-plan curtailment gain related to the planned closure of a U.S. distribution center, partially offset by higher income tax expense.
“We improved our profitability and cash flow — our primary objective this year,” said Phil Marineau, chief executive officer. “We’re addressing a number of challenges to our business, including fixture reductions at U.S. Wal-Mart stores and a sales decline in Japan. However, in the face of retailer consolidation in the United States and the challenging European market, I’m pleased with the U.S. Levi’s® and Dockers® performance and the improving trends in Europe.”
Third-Quarter 2006 Results
•	Gross profit decreased 1 percent to $467 million compared to $472 million in the third quarter of 2005. Gross margin was stable at 45.7 percent of revenues for the third quarter of 2006 compared to 45.5 percent of revenues in the same period last year.
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LS&CO. Q3 2006 Results/Add One
October 10, 2006
•	Selling, general and administrative expenses decreased 6 percent or $21 million to $307 million in the third quarter of 2006 from $327 million in same period of 2005. Lower SG&A expenses in the 2006 period were primarily attributable to the curtailment gain and lower advertising and promotion costs, partially offset by the $8 million compensation and $5 million non-cash pension costs related to the retirement of the company’s CEO and higher selling expense associated with opening new company-operated retail stores in Europe and the United States.
•	Operating income for the third quarter of 2006 increased $19 million to $158 million compared to $139 million in prior year period. The increase was primarily due to lower SG&A, partially offset by lower net revenue.
•	Interest expense for the quarter decreased 6 percent to $60 million compared to $64 million in the third quarter of 2005. The decrease was primarily attributable to lower average interest rates during the 2006 quarter.
•	Income tax expense for the third quarter of 2006 was $58 million compared to $40 million in the 2005 period. The increase is primarily driven by the increase in income before taxes in the current period compared to the prior year. The effective tax rate for the first nine months of 2006 was 39 percent compared to 47 percent for the same period in 2005.
•	Strong year-to-date cash flow in 2006 is attributable to improved working capital management and lower interest and restructuring payments.
“We delivered solid operating income, even as we invested in our business,” said Hans Ploos van Amstel, chief financial officer. “Better working capital management and cost discipline helped contribute to our bottom line. We expect to see stable revenues in the fourth quarter.”
Investor Conference Call
The company’s third-quarter investor conference call will be available through a live audio Webcast at http://www.levistrauss.com/Financials/EarningsWebcasts.aspx today, October 10, 2006, at 7 a.m. PST/10 a.m. EST. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through October 17 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 7557595.
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LS&CO. Q3 2006 Results/Add Two
October 10, 2006
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2005, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	August 27,	November 27,
	2006	2005
ASSETS	(Dollars in thousands)
Current Assets:
Cash and cash equivalents	$341,963	$239,584
Restricted cash	1,390	2,957
Trade receivables, net of allowance for doubtful accounts of $21,980 and $26,550	535,990	626,866
Inventories:
Raw materials	13,716	16,431
Work-in-process	11,715	16,908
Finished goods	549,651	506,902

Total inventories	575,082	540,241
Deferred tax assets, net of valuation allowance of $44,040 and $42,890	90,821	94,137
Other current assets	105,079	66,902

Total current assets	1,650,325	1,570,687
Property, plant and equipment, net of accumulated depreciation of $525,560 and $471,545	381,436	380,186
Goodwill	203,630	202,250
Other intangible assets, net of accumulated amortization of $1,531 and $1,081	48,627	45,715
Non-current deferred tax assets, net of valuation allowance of $306,131 and $260,383	529,070	499,647
Other assets	84,510	115,163

Total assets	$2,897,598	$2,813,648

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$85,985	$95,797
Current maturities of capital leases	1,582	1,510
Accounts payable	245,092	235,450
Restructuring liabilities	13,046	14,594
Accrued liabilities	160,768	187,145
Accrued salaries, wages and employee benefits	258,490	277,007
Accrued interest payable	55,323	61,996
Accrued taxes	104,211	39,814

Total current liabilities	924,497	913,313
Long-term debt, less current maturities	2,246,211	2,230,902
Long-term capital leases, less current maturities	3,358	4,077
Postretirement medical benefits	391,021	458,229
Pension liability	191,057	195,939
Long-term employee related benefits	133,936	156,327
Long-term tax liabilities	20,352	17,396
Other long-term liabilities	45,821	41,659
Minority interest	16,510	17,891

Total liabilities	3,972,763	4,035,733

Commitments and contingencies (Note 7)
Temporary equity (Note 11)

Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	89,696	88,808
Accumulated deficit	(1,055,196)	(1,198,481)
Accumulated other comprehensive loss	(110,038)	(112,785)

Stockholders’ deficit	(1,075,165)	(1,222,085)

Total liabilities and stockholders’ deficit	$2,897,598	$2,813,648

The notes accompanying our financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 27,	August 28,	August 27,	August 28,
	2006	2005	2006	2005
		(Dollars in thousands)
Net sales	$1,003,379	$1,018,816	$2,880,231	$2,968,358
Licensing revenue	19,340	17,705	55,454	49,068

Net revenues	1,022,719	1,036,521	2,935,685	3,017,426
Cost of goods sold	555,592	564,870	1,573,185	1,590,328

Gross profit	467,127	471,651	1,362,500	1,427,098
Selling, general and administrative expenses	306,532	327,466	905,962	945,868
Restructuring charges, net of reversals	2,615	5,022	13,064	13,436

Operating income	157,980	139,163	443,474	467,794
Interest expense	60,216	63,918	188,304	198,625
Loss on early extinguishment of debt	—	39	32,958	66,064
Other income, net	(9,524)	(2,805)	(14,101)	(7,358)

Income before income taxes	107,288	78,011	236,313	210,463
Income tax expense	58,019	39,765	93,028	98,131

Net income	$49,269	$38,246	$143,285	$112,332

The notes accompanying our financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	August 27,	August 28,
	2006	2005
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$143,285	$112,332
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	46,765	44,608
Gain on disposal of assets	(1,127)	(5,788)
Unrealized foreign exchange gains	(14,109)	(3,922)
Postretirement benefit plan curtailment gain	(29,041)	—
Write-off of unamortized costs associated with early extinguishment of debt	16,051	12,473
Amortization of deferred debt issuance costs	6,765	9,098
Stock-based compensation	888	—
(Benefit) provision for doubtful accounts	(1,355)	8,042
Change in operating assets and liabilities:
Decrease in trade receivables	93,743	52,443
Increase in inventories	(34,461)	(107,300)
Increase in other current assets	(18,223)	(13,701)
(Increase) decrease in other non-current assets	(26,839)	3,743
Decrease in accounts payable and accrued liabilities	(10,639)	(130,852)
Increase in income tax liabilities	65,869	43,075
Increase (decrease) in restructuring liabilities	142	(19,587)
Decrease in accrued salaries, wages and employee benefits	(37,436)	(64,956)
Decrease in long-term employee related benefits	(27,600)	(37,122)
Increase (decrease) in other long-term liabilities	435	(902)
Other, net	(1,616)	(366)

Net cash provided by (used for) operating activities	171,497	(98,682)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(41,090)	(22,005)
Proceeds from sale of property, plant and equipment	1,910	11,163
Acquisition of retail stores	(1,373)	—
Acquisition of Turkey minority interest	—	(3,835)
Cash outflow from net investment hedges	—	2,163

Net cash used for investing activities	(40,553)	(12,514)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	475,690	1,031,255
Repayments of long-term debt	(492,269)	(979,112)
Net decrease in short-term borrowings	(2,991)	(4,240)
Debt issuance costs	(12,168)	(24,552)
Increase (decrease) in restricted cash	1,653	(1,067)

Net cash (used for) provided by financing activities	(30,085)	22,284

Effect of exchange rate changes on cash	1,520	(491)

Net increase (decrease) in cash and cash equivalents	102,379	(89,403)
Beginning cash and cash equivalents	239,584	299,596

Ending cash and cash equivalents	$341,963	$210,193

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$179,721	$201,092
Income taxes	66,892	74,137
Restructuring initiatives	13,289	34,924
The notes accompanying our financial statements in our Form 10-Q are an integral part of these consolidated financial statements.